Exhibit 99.1

PRESS RELEASE

Beazer Homes Reports Third Quarter Fiscal 2019 Results
ATLANTA, August 1, 2019 - Beazer Homes USA, Inc. (NYSE: BZH) (www.beazer.com) today announced its financial results for the three and nine months ended June 30, 2019.
“We are pleased to report strong third quarter results that once again exceeded or met our expectations across our key metrics,” said Allan P. Merrill, President and CEO of Beazer Homes. “During the quarter, a continuation of wage growth, low unemployment and lower interest rates provided support for our solid sales and earnings performance. We also executed against our capital allocation priorities by repurchasing $16.6 million of debt and $10.6 million of common stock. We remain committed to full year debt reduction in excess of our share repurchases and now expect to repurchase more than $50.0 million in debt during fiscal 2019.”
“As we look ahead, our balanced growth strategy positions us to achieve higher EBITDA from a more efficient and less leveraged balance sheet. By generating higher returns, we will create enhanced value for our investors.”
Beazer Homes Fiscal Third Quarter 2019 Highlights and Comparison to Fiscal Third Quarter 2018

•	Net income from continuing operations of $11.6 million, compared to net income from continuing operations of $13.4 million in fiscal third quarter 2018

•	Adjusted EBITDA of $38.7 million, down 17.0%

•	Homebuilding revenue of $482.3 million, down 4.9% on an 8.8% decrease in home closings to 1,269 and a 4.3% increase in average selling price to $380.1 thousand

•	Homebuilding gross margin was 14.9%, down 150 basis points. Excluding impairments, abandonments and amortized interest, homebuilding gross margin was 19.4%, down 140 basis points

•	SG&A as a percentage of total revenue was 12.2%, up 10 basis points year over year

•	Unit orders of 1,544, up 6.5% on a 10.6% increase in average community count to 174 and a 3.7% decrease in sales/community/month to 3.0

•	Dollar value of backlog of $881.6 million, down 4.2%

•	Unrestricted cash at quarter end was $68.5 million; total liquidity was $173.5 million

•	Retired $16.6 million of the 6.75% Senior Notes due March 2025, recognizing a $0.4 million pre-tax gain on extinguishment of debt

•	Commenced a $10.0 million accelerated share repurchase, which settled in July 2019, and repurchased $0.6 million of shares through open market transactions
Profitability. Net income from continuing operations was $11.6 million, generating diluted earnings per share of $0.38. This included energy tax credits of $4.4 million and a gain on debt extinguishment of $0.4 million. Third quarter adjusted EBITDA of $38.7 million was down $7.9 million compared to the same period last year.
Orders. Net new orders for the third quarter increased 6.5% from the prior year, to 1,544. The increase in net new orders was driven by a 10.6% increase in average community count to 174. The cancellation rate for the quarter was 15.2%, down 340 basis points from the previous year.
Homebuilding Revenue. Third quarter homebuilding revenue was $482.3 million, down 4.9% from the same period last year. The average selling price rose 4.3% to $380.1 thousand, offset by an 8.8% decrease in home closings to 1,269 homes.
Backlog. The dollar value of homes in backlog as of June 30, 2019 decreased 4.2% to $881.6 million, or 2,264 homes, compared to $920.7 million, or 2,371 homes, at the same time last year. The average selling price of homes in backlog was $389.4 thousand, essentially flat year over year.

Homebuilding Gross Margin. Homebuilding gross margin (excluding impairments, abandonments and amortized interest) was 19.4% for the third quarter, down 140 basis points from the same period in fiscal 2018.
SG&A Expenses. Selling, general and administrative expenses, as a percentage of total revenue, were 12.2% for the quarter, up 10 basis points compared to the prior year. On an absolute dollar basis, SG&A was down over $3.0 million year over year.
Liquidity. At the close of the third quarter, the Company had approximately $173.5 million of available liquidity, including $68.5 million of unrestricted cash and $105.0 million available on its secured revolving credit facility after accounting for borrowings.
Share and Debt Repurchases. The Company retired $16.6 million of its outstanding 6.75% unsecured Senior Notes due March 2025 at an average price of $96.61 per $100 principal amount. We entered into an accelerated share repurchase (ASR) agreement during the quarter to repurchase $10.0 million of our outstanding common stock, which was completed during July 2019. A total of 1.0 million shares were purchased through the ASR at an average price per share of $9.87. In addition, the Company repurchased $0.6 million of shares through open market transactions during the quarter. Year to date, the Company has repurchased $21.7 million of debt and $34.6 million of stock.
Gatherings
The Company continued the rollout of its Gatherings active-adult communities during the third quarter of fiscal 2019. New projects were approved in Charleston and Maryland, expanding Gatherings’ geographic footprint to seven of Beazer’s 16 divisions. Orlando and Dallas are currently selling and closing Gatherings homes, and projects are underway in Nashville, Houston, and Atlanta.

Summary results for the three and nine months ended June 30, 2019 are as follows:

	Three Months Ended June 30,
	2019	2018	Change*
New home orders, net of cancellations	1,544	1,450	6.5%
Orders per community per month	3.0	3.1	(3.7)%
Average active community count	174	157	10.6%
Actual community count at quarter-end	173	158	9.5%
Cancellation rates	15.2%	18.6%	-340 bps

Total home closings	1,269	1,391	(8.8)%
Average selling price (ASP) from closings (in thousands)	$380.1	$364.5	4.3%
Homebuilding revenue (in millions)	$482.3	$507.0	(4.9)%
Homebuilding gross margin	14.9%	16.4%	-150 bps
Homebuilding gross margin, excluding impairments and abandonments (I&A)	14.9%	16.4%	-150 bps
Homebuilding gross margin, excluding I&A and interest amortized to cost of sales	19.4%	20.8%	-140 bps

Income from continuing operations before income taxes (in millions)	$9.4	$17.7	$(8.3)
(Benefit) expense from income taxes (in millions)	$(2.2)	$4.3	$(6.5)
Income from continuing operations (in millions)	$11.6	$13.4	$(1.8)
Basic income per share from continuing operations	$0.38	$0.42	$(0.04)
Diluted income per share from continuing operations	$0.38	$0.41	$(0.03)

Income from continuing operations before income taxes (in millions)	$9.4	$17.7	$(8.3)
(Gain) on debt extinguishment (in millions)	$(0.4)	$—	$(0.4)
Inventory impairments and abandonments (in millions)	$—	$0.2	$(0.2)
Income from continuing operations excluding gain on debt extinguishment and inventory impairments and abandonments before income taxes (in millions)	$9.0	$17.9	$(8.9)
Income from continuing operations excluding gain on debt extinguishment and inventory impairments and abandonments after income taxes (in millions)+	$11.2	$13.5	$(2.3)

Net income	$11.6	$13.4	$(1.8)

Land and land development spending (in millions)	$102.8	$155.5	$(52.7)

Adjusted EBITDA (in millions)	$38.7	$46.6	$(7.9)
LTM Adjusted EBITDA (in millions)	$188.2	$191.4	$(3.2)
* Change and totals are calculated using unrounded numbers.
+ For the three months ended June 30, 2019, the gain on debt extinguishment was tax-effected at the effective tax rate of 25.7%. For the three months ended June 30, 2018, inventory impairments and abandonments were tax-effected at the effective tax rate of 26.7%.
“LTM” indicates amounts for the trailing 12 months.

	Nine Months Ended June 30,
	2019	2018	Change*
New home orders, net of cancellations	4,118	4,239	(2.9)%
LTM orders per community per month	2.7	3.0	(10.0)%
Cancellation rates	16.1%	17.2%	-110 bps

Total home closings	3,486	3,723	(6.4)%
ASP from closings (in thousands)	$374.1	$353.4	5.9%
Homebuilding revenue (in millions)	$1,304.2	$1,315.8	(0.9)%
Homebuilding gross margin	6.8%	16.5%	-970 bps
Homebuilding gross margin, excluding impairments and abandonments (I&A)	15.2%	16.5%	-130 bps
Homebuilding gross margin, excluding I&A and interest amortized to cost of sales	19.6%	21.0%	-140 bps

(Loss) income from continuing operations before income taxes (in millions)	$(126.1)	$7.9	$(134.0)
(Benefit) expense from income taxes (in millions)	$(44.3)	$113.4	$(157.7)
Loss from continuing operations (in millions)	$(81.9)	$(105.5)	$23.6
Basic and diluted loss per share from continuing operations	$(2.65)	$(3.29)	$0.64

(Loss) income from continuing operations before income taxes (in millions)	$(126.1)	$7.9	$(134.0)
(Gain) loss on debt extinguishment (in millions)	$(0.6)	$25.9	$(26.5)
Inventory impairments and abandonments (in millions)	$148.6	$0.2	$148.4
Income from continuing operations excluding (gain) loss on debt extinguishment and inventory impairments and abandonments before income taxes (in millions)	$21.9	$34.0	$(12.1)
Income from continuing operations excluding (gain) loss on debt extinguishment, inventory impairments and abandonments, and remeasurement of deferred tax assets due to Tax Act after income taxes (in millions)+	$25.5	$27.9	$(2.4)

Net loss	$(81.9)	$(106.0)	$24.0

Land and land development spending (in millions)	$363.6	$440.6	$(77.0)

Adjusted EBITDA (in millions)	$98.1	$114.6	$(16.4)
* Change and totals are calculated using unrounded numbers.
+ For the nine months ended June 30, 2019, inventory impairments and abandonments recognized during the second quarter of fiscal 2019 were tax-effected at the tax rate of 27.5%. For the prior year period, loss on debt extinguishment and inventory impairments and abandonments were tax-effected at the effective tax rate of 26.7%, which excludes the impact of the $112.6 million provisional tax expense that was recognized due to the remeasurement of our deferred tax assets as a result of the enactment of the Tax Cut and Jobs Act (Tax Act) in December 2017.

	As of June 30,
	2019	2018	Change
Backlog units	2,264	2,371	(4.5)%
Dollar value of backlog (in millions)	$881.6	$920.7	(4.2)%
ASP in backlog (in thousands)	$389.4	$388.3	0.3%
Land and lots controlled	21,717	22,524	(3.6)%

Conference Call
The Company will hold a conference call on August 1, 2019 at 5:00 p.m. ET to discuss these results. Interested parties may listen to the conference call and view the Company's slide presentation on the "Investor Relations" page of the Company's website, www.beazer.com. In addition, the conference call will be available by telephone at 800-475-0542 (for international callers, dial 517-308-9429). To be admitted to the call, enter the pass code “8571348.” A replay of the conference call will be available, until 10:00 PM ET on August 8, 2019 at 866-499-4561 (for international callers, dial 203-369-1806) with pass code “3740.”
Headquartered in Atlanta, Beazer Homes (NYSE: BZH) is one of the country’s largest homebuilders. Every Beazer home is designed and built to provide Surprising Performance, giving you more quality and more comfort from the moment you move in - saving you money every month. With Beazer's Choice Plans™, you can personalize your primary living areas - giving you a choice of how you want to live in the home, at no additional cost. And unlike most national homebuilders, we empower our customers to shop and compare loan options. Our Mortgage Choice program gives you the resources to easily compare multiple loan offers and choose the best lender and loan offer for you, saving you thousands over the life of your loan.  We build our homes in Arizona, California, Delaware, Florida, Georgia, Indiana, Maryland, Nevada, North Carolina, South Carolina, Tennessee, Texas, and Virginia. For more information, visit beazer.com, or check out beazer.com on Facebook, Instagram and Twitter.
This press release contains forward-looking statements. These forward-looking statements represent our expectations or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of our control, that could cause actual results to differ materially from the results discussed in the forward-looking statements, including, among other things: (i) economic changes nationally or in local markets, changes in consumer confidence, and wage levels, declines in employment levels, inflation or increases in the quantity and decreases in the price of new homes and resale homes on the market; (ii) the cyclical nature of the homebuilding industry and a potential deterioration in homebuilding industry conditions; (iii) factors affecting margins, such as decreased land values underlying land option agreements, increased land development costs on communities under development or delays or difficulties in implementing initiatives to reduce our production and overhead cost structure; (iv) the availability and cost of land and the risks associated with the future value of our inventory, such as asset impairment charges we took on select California assets during the second quarter of fiscal 2019; (v) shortages of or increased prices for labor, land or raw materials used in housing production, and the level of quality and craftsmanship provided by our subcontractors; (vi) estimates related to homes to be delivered in the future (backlog) are imprecise, as they are subject to various cancellation risks that cannot be fully controlled; (vii) increases in mortgage interest rates, increased disruption in the availability of mortgage financing, a change in tax laws regarding the deductibility of mortgage interest for tax purposes or an increased number of foreclosures; (viii) our cost of and ability to access capital, due to factors such as limitations in the capital markets or adverse credit market conditions, and ability to otherwise meet our ongoing liquidity needs, including the impact of any downgrades of our credit ratings or reductions in our tangible net worth or liquidity levels; (ix) our ability to reduce our outstanding indebtedness and to comply with covenants in our debt agreements or satisfy such obligations through repayment or refinancing; (x) our ability to implement and complete our capital allocation plans, including our share and debt repurchase programs; (xi) increased competition or delays in reacting to changing consumer preferences in home design; (xii) weather conditions or other related events that could result in delays in land development or home construction, increase our costs or decrease demand in the impacted areas; (xiii) estimates related to the potential recoverability of our deferred tax assets, and a potential reduction in corporate tax rates that could reduce the usefulness of our existing deferred tax assets; (xiv) potential delays or increased costs in obtaining necessary permits as a result of changes to, or complying with, laws, regulations or governmental policies, and possible penalties for failure to comply with such laws, regulations or governmental policies, including those related to the environment; (xv) the results of litigation or government proceedings and fulfillment of any related obligations; (xvi) the impact of construction defect and home warranty claims; (xvii) the cost and availability of insurance and surety bonds, as well as the sufficiency of these instruments to cover potential losses incurred; (xviii) the performance of our unconsolidated entities and our unconsolidated entity partners; (xix) the impact of information technology failures or data security breaches; (xx) terrorist acts, natural disasters, acts of war or other factors over which we have little or no control; or (xxi) the impact on homebuilding in key markets of governmental regulations limiting the availability of water.

Any forward-looking statement speaks only as of the date on which such statement is made and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time-to-time, and it is not possible to predict all such factors.

CONTACT: Beazer Homes USA, Inc.

David I. Goldberg
Vice President of Treasury and Investor Relations
770-829-3700
investor.relations@beazer.com

-Tables Follow-

BEAZER HOMES USA, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
in thousands (except per share data)	2019	2018	2019	2018
Total revenue	$482,738	$511,521	$1,306,038	$1,339,188
Home construction and land sales expenses	410,974	428,109	1,107,681	1,119,870
Inventory impairments and abandonments	—	168	148,618	168
Gross profit	71,764	83,244	49,739	219,150
Commissions	18,230	19,535	49,965	51,225
General and administrative expenses	40,749	42,473	116,763	120,610
Depreciation and amortization	3,242	3,656	8,912	9,229
Operating income (loss)	9,543	17,580	(125,901)	38,086
Equity in income of unconsolidated entities	299	147	316	302
Gain (loss) on extinguishment of debt	358	—	574	(25,904)
Other expense, net	(755)	(30)	(1,134)	(4,628)
Income (loss) from continuing operations before income taxes	9,445	17,697	(126,145)	7,856
(Benefit) expense from income taxes	(2,180)	4,268	(44,260)	113,386
Income (loss) from continuing operations	11,625	13,429	(81,885)	(105,530)
Loss from discontinued operations, net of tax	(23)	(20)	(64)	(450)
Net income (loss)	$11,602	$13,409	$(81,949)	$(105,980)
Weighted average number of shares:
Basic	30,250	32,147	30,926	32,113
Diluted	30,489	32,726	30,926	32,113
Basic income (loss) per share:
Continuing operations	$0.38	$0.42	$(2.65)	$(3.29)
Discontinued operations	—	—	—	(0.01)
Total	$0.38	$0.42	$(2.65)	$(3.30)
Diluted income (loss) per share:
Continuing operations	$0.38	$0.41	$(2.65)	$(3.29)
Discontinued operations	—	—	—	(0.01)
Total	$0.38	$0.41	$(2.65)	$(3.30)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
Capitalized Interest in Inventory	2019	2018	2019	2018
Capitalized interest in inventory, beginning of period	$144,756	$149,034	$144,645	$139,203
Interest incurred	26,782	25,803	77,506	76,850
Capitalized interest impaired	—	—	(13,907)	—
Interest expense not qualified for capitalization and included as other expense	(961)	(205)	(1,800)	(5,290)
Capitalized interest amortized to home construction and land sales expenses	(21,752)	(22,450)	(57,619)	(58,581)
Capitalized interest in inventory, end of period	$148,825	$152,182	$148,825	$152,182

BEAZER HOMES USA, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

in thousands (except share and per share data)	June 30, 2019	September 30, 2018
ASSETS
Cash and cash equivalents	$68,491	$139,805
Restricted cash	16,293	13,443
Accounts receivable (net of allowance of $358 and $378, respectively)	20,287	24,647
Owned inventory	1,702,724	1,692,284
Investments in unconsolidated entities	3,941	4,035
Deferred tax assets, net	258,713	213,955
Property and equipment, net	28,276	20,843
Goodwill	11,376	9,751
Other assets	10,178	9,339
Total assets	$2,120,279	$2,128,102
LIABILITIES AND STOCKHOLDERS’ EQUITY
Trade accounts payable	$152,441	$126,432
Other liabilities	117,635	126,389
Total debt (net of premium of $2,061 and $2,640, respectively, and debt issuance costs of $12,027 and $14,336, respectively)	1,316,367	1,231,254
Total liabilities	1,586,443	1,484,075
Stockholders’ equity:
Preferred stock (par value $0.01 per share, 5,000,000 shares authorized, no shares issued)	—	—
Common stock (par value $0.001 per share, 63,000,000 shares authorized, 31,047,607 issued and outstanding and 33,522,046 issued and outstanding, respectively)	31	34
Paid-in capital	851,786	880,025
Accumulated deficit	(317,981)	(236,032)
Total stockholders’ equity	533,836	644,027
Total liabilities and stockholders’ equity	$2,120,279	$2,128,102

Inventory Breakdown
Homes under construction	$679,181	$476,752
Development projects in progress	753,048	907,793
Land held for future development	28,531	83,173
Land held for sale	13,352	7,781
Capitalized interest	148,825	144,645
Model homes	79,787	72,140
Total owned inventory	$1,702,724	$1,692,284

BEAZER HOMES USA, INC.
CONSOLIDATED OPERATING AND FINANCIAL DATA – CONTINUING OPERATIONS

	Three Months Ended June 30,		Nine Months Ended June 30,
SELECTED OPERATING DATA	2019	2018	2019	2018
Closings:
West region	674	701	1,881	1,879
East region	246	299	647	803
Southeast region	349	391	958	1,041
Total closings	1,269	1,391	3,486	3,723

New orders, net of cancellations:
West region	850	795	2,175	2,235
East region	334	274	869	854
Southeast region	360	381	1,074	1,150
Total new orders, net	1,544	1,450	4,118	4,239

	As of June 30,
Backlog units at end of period:	2019	2018
West region	1,152	1,235
East region	503	464
Southeast region	609	672
Total backlog units	2,264	2,371
Dollar value of backlog at end of period (in millions)	$881.6	$920.7

in thousands	Three Months Ended June 30,		Nine Months Ended June 30,
SUPPLEMENTAL FINANCIAL DATA	2019	2018	2019	2018
Homebuilding revenue:
West region	$238,723	$241,588	$658,097	$642,505
East region	117,934	128,880	299,450	318,299
Southeast region	125,659	136,496	346,696	355,029
Total homebuilding revenue	$482,316	$506,964	$1,304,243	$1,315,833

Revenue:
Homebuilding	$482,316	$506,964	$1,304,243	$1,315,833
Land sales and other	422	4,557	1,795	23,355
Total revenue	$482,738	$511,521	$1,306,038	$1,339,188

Gross profit (loss):
Homebuilding	$71,719	$83,043	$88,190	$217,641
Land sales and other	45	201	(38,451)	1,509
Total gross loss	$71,764	$83,244	$49,739	$219,150

Reconciliation of homebuilding gross profit and the related gross margin before impairments and abandonments and interest amortized to cost of sales to homebuilding gross profit and gross margin, the most directly comparable GAAP measure, is provided for each period discussed below. Management believes that this information assists investors in comparing the operating characteristics of homebuilding activities by eliminating many of the differences in companies' respective level of impairments and level of debt.

	Three Months Ended June 30,				Nine Months Ended June 30,
in thousands	2019		2018		2019		2018
Homebuilding gross profit/margin	$71,719	14.9%	$83,043	16.4%	$88,190	6.8%	$217,641	16.5%
Inventory impairments and abandonments (I&A)	—		—		110,030		—
Homebuilding gross profit/margin before I&A	71,719	14.9%	83,043	16.4%	198,220	15.2%	217,641	16.5%
Interest amortized to cost of sales	21,752		22,441		57,619		58,564
Homebuilding gross profit/margin before I&A and interest amortized to cost of sales	$93,471	19.4%	$105,484	20.8%	$255,839	19.6%	$276,205	21.0%
Reconciliation of Adjusted EBITDA to total company net income (loss), the most directly comparable GAAP measure, is provided for each period discussed below. Management believes that Adjusted EBITDA assists investors in understanding and comparing the operating characteristics of homebuilding activities by eliminating many of the differences in companies' respective capitalization, tax position and level of impairments. These EBITDA measures should not be considered alternatives to net income (loss) determined in accordance with GAAP as an indicator of operating performance.

	Three Months Ended June 30,		Nine Months Ended June 30,		LTM Ended June 30,(a)
in thousands	2019	2018	2019	2018	2019	2018
Net income (loss)	$11,602	$13,409	$(81,949)	$(105,980)	$(21,344)	$(72,326)
(Benefit) expense from income taxes	(2,187)	4,261	(44,279)	113,233	(63,139)	117,186
Interest amortized to home construction and land sales expenses and capitalized interest impaired	21,752	22,450	71,526	58,581	106,058	90,043
Interest expense not qualified for capitalization	961	205	1,800	5,290	1,835	8,694
EBIT	32,128	40,325	(52,902)	71,124	23,410	143,597
Depreciation and amortization and stock-based compensation amortization	6,941	6,140	16,905	16,921	24,049	22,623
EBITDA	39,069	46,465	(35,997)	88,045	47,459	166,220
(Gain) loss on extinguishment of debt	(358)	—	(574)	25,904	1,361	22,971
Inventory impairments and abandonments (b)	—	168	134,711	618	139,081	2,255
Joint venture impairment and abandonment charges	—	—	—	—	341	—
Adjusted EBITDA	$38,711	$46,633	$98,140	$114,567	$188,242	$191,446

(a) “LTM” indicates amounts for the trailing 12 months.
(b) In periods during which we impaired certain of our inventory assets, capitalized interest that is impaired is included in the line above titled “Interest amortized to home construction and land sales expenses and capitalized interest impaired.” We recognized no impairment of capitalized interest during the three months ended June 30, 2019 and 2018. During the nine and twelve months ended June 30, 2019, we impaired capitalized interest of $13.9 million and $15.9 million, respectively, compared to capitalized interest impairments of less than $0.1 million for the nine and twelve months ended June 30, 2018, respectively.